UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2009
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iPass Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 - Costs Associated with Exit or Disposal Activities.

On November 19, 2009, iPass implemented a restructuring plan to improve operational efficiencies and align the company’s cost and operating structure to support the evolution of the company’s business in connection with its new technology platform (the “Restructuring Plan”).  As a result of the Restructuring Plan, iPass expects to reduce its personnel by approximately 80 employees worldwide.

iPass expects to record in the aggregate, approximately $4.6 million restructuring charges associated with the Restructuring Plan.  Included in these charges are (i) approximately $2.0 million related to employee severance arrangements, (ii) approximately $1.7 million related to the closure and consolidation of leased facilities, and (iii) approximately $0.9 million related to the termination of certain contracts. iPass expects to record nearly all of these charges in the fourth quarter of 2009.  iPass expects to complete most of the activities related to the Restructuring Plan by the end of 2009.  Substantially all of these charges will result in cash expenditures.

Cautionary Statement:

The statements above regarding the expected charges to be incurred with the restructuring are forward-looking statements.  Actual results could differ materially, as final determinations as to the total amount of severance payments and costs related to facilities consolidations and closures and termination of certain programs have not yet been made.  It is possible that the timing and amounts of the charges to be incurred may vary from the amounts and ranges set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Steven Gatoff
	Name:	Steven Gatoff
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Dated:  November 19, 2009